EXHIBIT 4

Excerpts from pages 2 to 6 inclusive of Suncor Energy Inc.'s Management Proxy
Circular dated February 27, 2003

ELECTION OF DIRECTORS

                Suncor’s Articles of Incorporation stipulate that there shall be not more than fifteen nor fewer than eight directors.  There are currently eleven directors.  In accordance with the Company’s By-laws, the Board of Directors has determined that twelve directors will be elected at the Meeting.

                Suncor’s management will propose at the Meeting that the twelve nominees named herein be elected directors.  The term of office of each director is from the date of the meeting at which he or she is elected or appointed until the next annual meeting of shareholders or until a successor is elected or appointed.

                Unless it is specified in a proxy that the Common Shares it represents shall be withheld from voting in the election of directors, the persons named in the accompanying form of proxy intend to vote for the election of the nominees whose names appear in the table below.

                The Board of Directors is required to have an Audit Committee.  The Board of Directors also has a Board Policy, Strategy Review and Governance Committee, a Human Resources and Compensation Committee, and an Environment, Health and Safety Committee.  For details of the membership and mandates of these committees, see the notes to the table below, “Report on Executive Compensation” and “Statement of Corporate Governance Practices”.

                Management does not expect that any of the nominees will be unable to serve as a director but, if that should occur for any reason prior to the Meeting, the persons named in the accompanying proxy reserve the right to vote for another nominee at their discretion unless the proxy specifies that the Common Shares are to be withheld from voting in the election of directors.

                Information for each person proposed to be nominated for election as a director is as follows:

MEL BENSON(1)(2) Calgary, Alberta Periods of Service as a Director: April 19, 2000 to present Common Shares(3): 4,780 Deferred Share Units(4): 1,919 Directors’ Options(8): 24,000

Mel Benson is President of Mel E. Benson Management Services Inc., an international management consulting firm based in Calgary, Alberta.  From 1996 to 2000 Mr. Benson was the Senior Operations Advisor, African Development, Exxon Co. International.  Mr. Benson is also an active member of several charitable and Aboriginal organizations including the Counsel for Advancement of Native Development Officers, the Canadian Aboriginal Professional Association and the National Aboriginal Business Association.

BRIAN A. CANFIELD(5)(6) Point Roberts, Washington Periods of Service as a Director: November 10, 1995 to present Common Shares(3): 7,000 Deferred Share Units(4): 9,794 Directors’ Options(8): 72,000

Brian Canfield is the Chairman of TELUS Corporation, a telecommunications company.  In addition to serving on the Suncor Energy Inc. Board of Directors, Mr. Canfield is also on the boards of BC Gas Inc., Trans Mountain Pipe Line Ltd. and the Toronto Stock Exchange.

SUSAN E. CROCKER Toronto, Ontario Periods of Services as a Director: Nominee Director Common Shares(3): Nil

Susan Crocker is a corporate director and management consultant who serves as a director on the board of Brascan Financial Corporation and on the board of RioCan Real Estate Investment Trust.  Ms. Crocker also serves as a director of a number of arts and community organizations, including Canadian Stage Theatre Company, the AGO Foundation Board and the Toronto Community Foundation.

Deferred Share Units(4): Nil Directors’ Options(8): Nil

She is a Managing Director and founder of IQ Alliance, a strategic advisory firm formed in 2002.  From 1996 to 1999 she was Senior Vice President, Equity and Derivative Markets with The Toronto Stock Exchange and from 1999 to 2001 was the President and Chief Executive Officer of the Hospitals of Ontario Pension Plan.

BRYAN P. DAVIES(1)(2)
Etobicoke, Ontario

Periods of Service as a

Director: January 28, 1991 to April 23, 1996, and April 19, 2000 to present

Common Shares(3):  12,400

Deferred Share Units(4): 5,785

Directors’ Options(8):  32,000

Bryan Davies is Superintendent of the Financial Services Commission of Ontario, an agency of the Ontario Ministry of Finance that regulates insurance, pension and deposit institutions.  Prior to that he was Senior Vice President, regulatory affairs with the Royal Bank of Canada.  Mr. Davies is also active in a number of not-for-profit charitable and professional organizations.  He is a member of Council for the Champlain Society, is Chair of the Canadian Merit Scholarship Foundation, and is currently a director and Treasurer of the Ontario Heritage Foundation.

BRIAN FELESKY(1)(2) Calgary, Alberta Periods of Service as a Director: April 26, 2002 to present Common Shares(3): 5,270 Deferred Share Units(4): 505 Directors’ Options(8): 16,000

Brian Felesky is a partner in the law firm of Felesky Flynn in Calgary, Alberta.  Mr. Felesky also serves as a director on the board of TransCanada Power LP.  Mr. Felesky is actively involved in not-for-profit and charitable organizations.  He is the Chair of Homefront on Domestic Violence, a director of the United Way of Calgary & Area and the Canada West Foundation, as well as a member of the Board of Governors of the Council for Canadian Unity.

JOHN T. FERGUSON(2)(6) Edmonton, Alberta Periods of Service as a Director: November 10, 1995 to present Common Shares(3): 16,845 Deferred Share Units(4): 5,163 Directors’ Options(8): 72,000

John Ferguson is Chairman of the Board of Princeton Developments Ltd., a real estate company in Edmonton, Alberta, as well as Chairman of the Board of TransAlta Corporation in Calgary, Alberta.  Mr. Ferguson is also a director of Bellanca Developments Ltd. and the Royal Bank of Canada.  In addition, he is also a director of the C.D. Howe Institute and the Canadian Institute for Advanced Research. His involvement in the community includes Chancellor of the University of Alberta.

RICHARD L. GEORGE(6)(7) Calgary, Alberta Periods of Service as a Director: February 1, 1991 to present Common Shares(3): 198,554 Deferred Share Units(4): 200,990 Directors’ Options(8): N/A

Richard George is the President and Chief Executive Officer of Suncor Energy Inc.  Mr. George is also a director of Enbridge Inc., Dofasco Inc., and the U.S. offshore and onshore drilling company, GlobalSantaFe Corporation.

JOHN R. HUFF(5)(6) Houston, Texas Periods of Service as a Director: January 30, 1998 to present Common Shares(3): 20,792 Deferred Share Units(4): 10,280 Directors’ Options(8): 48,000

John Huff is Chairman and Chief Executive Officer of Oceaneering International Inc., an oil field services company.  Mr. Huff is also a director of BJ Services Company.  He is also active in a variety of non-profit organizations, serving as a director for the American Bureau of Shipping and the Marine Resources Foundation, Key Largo.  He is also a trustee for the Houston Museum of National Science.

ROBERT W. KORTHALS(2)(6) Toronto, Ontario	Robert Korthals is the former President of the Toronto-Dominion Bank. He is currently Chairman of the board of

Periods of Service as a Director: April 23, 1996 to present Common Shares(3): 16,000 Deferred Share Units(4): 9,337 Directors’ Options(8): 64,000

directors of the Ontario Teachers’ Pension Plan, and also is a director of Jannock Properties Limited, Rogers Communications Inc., RTO Inc., Cognos Inc., Gerdau-Ameristeel Inc. and several publicly traded investment funds sponsored by Mulvihill Investments.  He is also a commissioner with the Ontario Securities Commission, and in addition, serves as a director of the Canadian Parks and Wilderness Foundation.

M. ANN MCCAIG(1)(5) Calgary, Alberta Periods of Service as a Director: October 1, 1995 to present Common Shares(3): 10,329 Deferred Share Units(4): 10,770 Directors’ Options(8): 72,000

Ann McCaig is the President of VPI Investments Ltd., a private investment holding company.  Ms. McCaig is actively involved with charitable and community activities.  She is currently Chair of the Alberta Adolescent Recovery Centre, the Co-chair of the Alberta Children’s Hospital Foundation All for One — All for Kids $50 million Campaign, and a trustee of the Killam Estate.  She is also Chancellor Emeritus of the University of Calgary.

MICHAEL O’BRIEN(1) Canmore, Alberta Periods of Service as a Director: April 26, 2002 to present Common Shares(3): 9,347 Deferred Share Units(4): none Directors’ Options(8): none

Michael O’Brien is the former Executive Vice President, Corporate Development and Chief Financial Officer of Suncor Energy Inc., having retired in 2002.  Prior to that, Mr. O’Brien was Executive Vice President of Suncor’s wholly-owned subsidiary, Suncor Energy Products Inc. (formerly Sunoco Inc.) from 1992 to 2000.  Mr. O’Brien also serves on the boards of directors of PrimeWest Energy Inc. and BC Gas Inc.  In addition, he is currently Chair of the board of trustees for Nature Conservancy Canada.

JR SHAW(5)(6) Calgary, Alberta Periods of Service as a Director: January 30, 1998 to present Common Shares(3): 191,900 Deferred Share Units(4): 20,177 Directors’ Options(8): 48,000

JR Shaw has been the Chairman of the Board of Suncor Energy Inc. since 2001.  He is also the Executive Chair of Shaw Communications Inc., the cable television company he founded in 1966.  Mr. Shaw is also a director of Canadian Hydro Developers, Inc. and a director of the Shaw Foundation.

(1)                                  Member of the Environment, Health and Safety Committee.

(2)                                  Member of the Audit Committee.

(3)                                  “Common Shares” refers to the number of Common Shares beneficially owned, or over which control or direction is exercised by, the director as at February 27, 2003.  The information relating to holdings of Common Shares, not being within the knowledge of Suncor, has been furnished by the respective nominees individually.  Fractional Common Shares have been excluded from the numbers shown. The number of Common Shares held by Mr. George includes 164,972 Common Shares over which he exercises control or direction but which are beneficially owned by members of his family.  Certain Common Shares held by Mr. Benson (400) are beneficially owned by his spouse.  The number of Common Shares held by Mr. Shaw includes Common Shares over which he exercises control or direction, but which are beneficially owned jointly by Mr. Shaw and his spouse (13,900), Common Shares beneficially owned by his spouse (10,000), and Common Shares beneficially owned by his company (24,000).

(4)                                  Deferred Share Units (DSUs) are not voting securities but are included in this table for informational purposes. See “Compensation of Directors” for a description of DSUs. The number of DSUs for each director is as at February 27, 2003, and fractional DSUs have been excluded from the numbers shown.

(5)                                  Member of the Human Resources and Compensation Committee.

(6)                                  Member of the Board Policy, Strategy Review and Governance Committee.  Mr. George was a member of this committee until November 14, 2002.

(7)           Mr. George also serves as director and/or officer of certain subsidiaries of Suncor.

(8)                                  Directors’ options are not voting securities but have been included in this table for informational purposes.  Directors’ options comprise only options granted to non-employee directors, as described under the heading, “Compensation of Directors”.  Directors’ options do not include options granted to executives and former executives in their capacities as such under Suncor’s Executive Stock Plan and Sunshare Performance Stock Option Plan, respectively (together, the “Executive Plans”).  Options held by Mr. George under the Executive Plans are reported in the table on page 15.  Mr. O’Brien, a former executive of Suncor, holds 179,656 options granted to him under the Executive Plans while employed as an executive of Suncor.  All of Mr. O’Brien’s Executive Options expire on the earlier of their stated expiry date, or in July 2005, on the third anniversary of his retirement.